UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act
Date of Report (Date of earliest event reported): January 15, 2008
CABELTEL INTERNATIONAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-08187	75-2399477
(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File No.)	Identification No.)

1755 Wittington Place, Suite 300		75234
Dallas, Texas
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code 972-407-8400
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
     During late November 2007, a wholly owned subsidiary of CabelTel International Corporation (the “Company” or the “Registrant” or the “Issuer”) entered into an arrangement with Eurenergy Arkansas LLC, a Nevada limited liability company (“EURARK”) to acquire certain leasehold interests in four separate sections of land in the “Fayetteville Shale” area of Arkansas in exchange for the issuance of a promissory note. Through such arrangement, the subsidiary also acquired two separate options to acquire additional leasehold acreage through August 15, 2008 under a similar arrangement. Assignments of the interests covering 1,712 net acres were made and filed in the county records through January 15, 2008. The Company and its subsidiary intend to, subject to the availability of funds, develop such acreage through drilling of one or more exploratory wells on the property acquired. The acquisition price was $4,000 per net acre payable on December 31, 2010 with interest at 9.5% per annum. The two separate options to acquire additional acreage cover leasehold interests on 1,815 net acres and 583 net acres in the same county in Arkansas at the same price of $4,000 per net acre.
     There is no material relationship between the Company and EURARK (other than in respect of the arrangement described above); however, the Company receives a monthly fee for providing certain limited bookkeeping services to, and making office space available to personnel of, EURARK’s parent entity, Eurenergy Resources Corporation, a Nevada corporation. The arrangement is provided by the Company on a cost reimbursement basis of $15,000 per month on a month-to-month basis.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly-caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly-authorized.

Dated: January 16, 2008	CABELTEL INTERNATIONAL CORPORATION
	By:	/s/ Gene S. Bertcher
Gene S. Bertcher, President and Chief
Financial Officer